                            Exhibit 99.1
News Release

205 Crosspoint Parkway
Buffalo, NY 14068
Immediate Release
Columbus McKinnon Declares Quarterly
Dividend of $0.07 per Share

BUFFALO, NY, July 18, 2022 - Columbus McKinnon Corporation (Nasdaq: CMCO), a leading designer and manufacturer of intelligent motion solutions for material handling, today announced that its Board of Directors has approved payment of a regular quarterly dividend of $0.07 per common share.

The dividend will be payable on or about August 15, 2022 to shareholders of record at the close of business on August 5, 2022. Columbus McKinnon has approximately 28.6 million shares of common stock outstanding.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of intelligent motion solutions that move the world forward and improve lives by efficiently and ergonomically moving, lifting, positioning and securing materials. Key products include hoists, crane components, precision conveyor systems, rigging tools, light rail workstations and digital power and motion control systems. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available at www.columbusmckinnon.com.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Senior Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com